UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

Amendment No. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

SPI Energy Co., Ltd.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

Suite 2703, 27/F, China Resources Building

26 Harbour Road, Wan Chai

Hong Kong SAR, China

Telephone: + 852 2291 6020

(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary shares, nominal value US$0.000001 per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-204069

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 3 to Form 8-A supplements the information set forth in Item 1 of the Registration Statement on Form 8-A, originally filed with the Securities and Exchange Commission on January 15, 2016, as amended, by SPI Energy Co., Ltd. (the “Form 8-A Registration”).

Item 1.                                 Description of Registrant’s Securities to Be Registered.

A share consolidation (the “Share Consolidation”) of the Registrant’s ordinary shares became effective on November 6, 2017 (the “Effective Date”).  Pursuant to the Share Consolidation, each ten ordinary shares of the Company registered under the Form 8-A Registration are consolidated as of the Effective Date into one ordinary share of US$0.00001 par value.  No fractional shares were issued in connection with the Share Consolidation.  Shareholders who otherwise would be entitled to receive fractional shares will receive cash payment in lieu thereof.  After the Share Consolidation, the Registrant’s ordinary shares will have the same proportional rights prior to the effectiveness of the Share Consolidation, except for minor adjustments resulting from the treatment of fractional shares.

Item 2.                                 Exhibits.

The securities being registered hereby are to be registered on an exchange on which no other securities of the Registrant are registered. The necessary exhibits have been supplied to The NASDAQ Stock Market LLC and are not filed with or incorporated by reference to this registration statement.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SPI ENERGY CO., LTD.

By:	/s/ Tairan Guo
Name:	Tairan Guo
Title:	Chief Financial Officer

Dated:  November 7, 2017

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